Exhibit 99.1
Contact:
Charles E. Hart, Ph.D.
Chief Scientific Officer
615-236-4404 (office)
615-481-9447 (mobile)
chart@biomimetics.com
BioMimetic Therapeutics Reports Positive Clinical Results
Using GEM OS®1 to Treat Distal Radius Fractures
- Patient Enrollment Initiated in GEM OS®2 Closed Fracture Clinical Trial -
Franklin, Tenn — January 25, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced positive results from its pilot clinical study evaluating the safety and clinical utility of GEM OS1 Bone Graft for the treatment of distal radius (wrist) fractures. In the randomized, controlled study evaluating distal radius fractures treated with external fixation versus external fixation augmented with GEM OS1 , patients treated with GEM OS1 demonstrated faster bone healing at the fracture site as measured by CT scans. Additionally, the product candidate proved to be safe, with no reported serious adverse events related to the device. This is the third anatomic site (the other two being the foot/ankle and the jaws) and the fourth human clinical trial in which the Company’s Growth-factor Enhanced Matrix (GEM®) technology has demonstrated the stimulation of bone regeneration.
The Company also announced today that it has initiated patient enrollment in a pilot study evaluating its second orthopedic product candidate, GEM OS2 Injectable Bone Graft, for the closed treatment of distal radius fractures. GEM OS1 and GEM OS2 are two separate formulations that combine recombinant human Platelet-Derived Growth Factor (rhPDGF-BB), one of the principal wound healing stimulators in the body, with a synthetic bone matrix, Beta-tricalcium phosphate (Beta-TCP). GEM OS1 is indicated for use in open surgical procedures while GEM OS2 is indicated primarily for minimally invasive, percutaneous administration to a fracture site without surgical intervention.
Nineteen patients in the completed GEM OS1 study underwent CT evaluation to track bone healing over time. Based on analysis of the CT scans by a blinded, independent radiologist, GEM OS1 accelerated bone regeneration at earlier time points. At 3 weeks post surgery, 44% of GEM OS1 treated patients had moderate to complete (50-100%) bone fill across the fracture gap, versus 11% of the control patients. At 6 weeks, 100% of the GEM OS1 patients had achieved this level of bone fill as compared to 56% of the control patients.
“The primary objectives of this first-in-man fracture study were to establish safety and clinical utility of GEM OS1 in a fracture indication, and we have clearly accomplished these goals,” commented lead investigator Dr. Sune Larsson, professor of Orthopedic Surgery at the Uppsala University in Sweden. “I am particularly encouraged by the positive effect GEM OS1 had on the promotion of bone healing in distal radius fractures, which also suggests applications in other orthopedic indications.”
The study results indicated successful clinical outcomes, with all patients in both groups healed by 24 weeks or earlier. Grip strength results were similar for the two groups as were the radiographic (plain film x-ray) evaluations of healing. The DASH (Disability of the Arm, Shoulder and Hand) outcome score showed a positive trend for the GEM OS1 treated patients, however, the study was not powered to draw statistical conclusions in this area.
“These data are particularly exciting for us because this is the third clinical indication in which the data have shown strong bone regeneration using our GEM technologies” commented Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “Furthermore, based upon the encouraging results in this initial fracture repair trial, we are advancing our product pipeline and have initiated a fracture study utilizing our second orthopedic product candidate, GEM OS2, which allows for a minimally invasive, percutaneous delivery technique. The GEM OS2 formulation will allow delivery of the product to the fracture site through an injection, eliminating the need to open the fracture site to deliver the bone graft material. Treatment of closed fractures opens an entirely new market opportunity for BioMimetic.”
The GEM OS2 pilot trial, which will include up to 20 volunteer patients, will evaluate safety and clinical utility in closed fractures of the distal radius. The study design will mirror the GEM OS1 study and will take place at the same clinical site. GEM OS1 and GEM OS2 have the same active ingredient, rhPDGF-BB, but vary in their handling characteristics as a result of changes to the formulation.
In addition to the distal radius data announced today, the Company previously reported that in its US and Canadian orthopedic clinical trials GEM OS1 treatment appears as effective as autograft for the stimulation of bone healing (fusion) in the foot and ankle without the pain and morbidity associated with the harvesting of the autograft. Additionally, in 2005 the FDA approved GEM 21S, which also combines rhPDGF-BB and Beta-TCP, for the treatment of periodontal bone loss in the jaw.
GEM OS1
BioMimetic is developing GEM OS1 for use in open surgical treatment of fractures and bone fusions where the use of bone graft, a material used to augment bone healing, is indicated. GEM OS1 is designed to be placed directly into an open surgical site to stimulate bone regeneration. The combination of the two GEM OS1 components, recombinant human Platelet-Derived Growth Factor (rhPDGF) and Beta-tricalcium phosphate (Beta-TCP), is key to the product’s overall effectiveness. rhPDGF is intended to provide the biological stimulus for tissue regeneration by stimulating the in-growth and proliferation of osteoblasts, cells responsible for the formation of bone, while Beta-TCP provides a framework or scaffold for new bone growth to occur.

GEM OS2
GEM OS2 is an injectable bone graft that combines rhPDGF-BB with a Beta-TCP/collagen matrix. The product is provided as a two component kit, whereby the rhPDGF-BB solution and Beta-TCP/collagen matrix are combined at the time of surgery. After the components are thoroughly mixed, the resultant material forms a smooth, paste consistency. As desired, GEM OS2 may be packed manually into the surgical site or delivered through a needle for percutaneous application.
Distal Radius Fractures
Distal radius fractures are the most common clinical fractures, occurring in an estimated 3.6 million patients annually in the United States alone. These fractures are frequently the result of a fall on an outstretched hand and are treated using a wide variety of methods including traction, casting, internal or external fixation. Regardless of the treatment method, recovery from a distal radius fracture traditionally requires a lengthy period of immobilization that may last from six to twelve weeks. During this recovery period, the patient may experience significant impairment and disability from common household, occupational and recreational activities. Additionally, the long period of immobilization may result in muscle atrophy or weakness, requiring the patient to undergo physical therapy in order to recover pre-fracture strength and range of motion. The GEM OS product line is being developed as an adjunct to the management of these fractures. It is believed that the introduction of a known osteostimulatory agent, rhPDGF-BB, into the fractured radius may augment the localized healing response and reduce the overall time to fracture repair.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for multiple orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Charles E. Hart, Ph.D., chief scientific officer, at 615-236-4404.